As filed with the Securities and Exchange Commission on July 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

NuScale Power Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-1588588 (I.R.S. Employer Identification No.)

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

(Address of principal executive offices, zip code)

2022 Long-Term Incentive Plan

Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC

(Full title of the plan)

Robert Temple

General Counsel

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

(971) 371-1592

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

NuScale Power Corporation (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933 (the “Securities Act”) the following securities of the Company.

(1)            The initial offer and sale of:

(a) 14,742,848 shares of Class A Common Stock underlying options that were issued under the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC (the “Legacy Plan”), which were converted from options to purchase common units in NuScale Power, LLC into options to purchase Class A Common Stock of NuScale Power Corporation upon completion of the merger (the “Merger”) effected pursuant to the Agreement and Plan of Merger dated December 13, 2021 between NuScale Power Corporation (formerly known as Spring Valley Acquisition Corp.), NuScale Power, LLC and Spring Valley Merger Sub, LLC; and

(b) 17,760,961 shares of Class A Common Stock underlying options and other stock-based equity awards issuable under the Company’s 2022 Long-Term Incentive Plan (the “2022 Plan”)

(2)            The offer and resale of:

(a) 56,961 shares of Class A Common Stock previously issued under Rule 701 upon the prior exercise of options under the Legacy Plan after the date of the Merger; and

(b) 7,278,826 shares of Class A Common Stock issuable upon future the exercise of options under the Legacy Plan, the primary issuance of which shares is registered on this Registration Statement and the resale of which shares might otherwise be limited by the resale restrictions imposed on “control securities” under Rule 144(i) under the Securities Act.

This Registration Statement includes a prospectus (the “Reoffer Prospectus”) with respect to the shares of Class A Common Stock, the offer and resale of which is registered hereunder (the “Reoffer Prospectus Shares”). The Reoffer Prospectus is prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3. This Reoffer Prospectus permits reoffers and resales on a continuous or delayed basis of the Reoffer Prospectus Shares, which constitute “control securities” or “restricted securities,” within the meaning of Form S-8, by certain of the Company’s shareholders, as more fully set forth herein. The inclusion of the Reoffer Prospectus Shares herein does not necessarily represent a present intention to sell any or all such shares. As specified in General Instruction C of Form S-8, the amount of securities to be offered or resold under the Reoffer Prospectus by each selling security holder and any other person with whom he or she is acting in concert for the purpose of selling the Company’s securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Legacy NuScale Plan or the 2022 Plan, as applicable, as required by Rule 428(b) under the Securities Act. Such documents are not required to be and are not being filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

NuScale Power Corporation

7,335,787 Shares of Class A Common Stock

Offered by Selling Stockholders

This reoffer prospectus (the “Reoffer Prospectus”) relates to the offer and sale from time to time by certain selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 7,335,787 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of NuScale Power Corporation, a Delaware corporation (unless otherwise indicated or the context otherwise requires, the “Company,” “NuScale,” “we,” “our” or “us”), which shares were issued or are issuable upon the exercise of stock options granted to the Selling Stockholders pursuant to the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC (the “Legacy Plan”). All such stock options were granted under the Legacy Plan to the Selling Stockholders as employees or executive officers of NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”), before its combination with the Company in the merger (the “Merger”) between Spring Valley Merger Sub, LLC, a wholly owned subsidiary of the Company (formerly known as “Spring Valley Acquisition Corp”), and NuScale LLC. In the Merger, the Legacy Plan and options outstanding under the Legacy Plan immediately before completion of the Merger (“Legacy Options”) were assumed by the Company. After the Merger, some of the Selling Stockholders exercised Legacy Options and now hold “restricted securities.” Shares of Class A Common Stock issued or issuable to other Selling Stockholders on exercise of their Legacy Options may constitute “control securities.”

The Company is not offering any shares of Class A Common Stock and will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders pursuant to this Reoffer Prospectus. Some of the Selling Stockholders are “affiliates” of the Company (as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”)).

Subject to other restrictions on them, the Selling Stockholders may from time to time (including in the case of shares of Class A Common Stock offered hereby under Legacy Options, upon exercise) sell, transfer or otherwise dispose of any or all of the shares of Class A Common Stock covered by this Reoffer Prospectus in various types of transactions, including through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares of Class A Common Stock, we will name them and describe their compensation in a prospectus supplement. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the shares of Class A Common Stock for sale. The Selling Stockholders may sell any, all or none of the shares of Class A Common Stock offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 25 for more information about how the Selling Stockholders may sell or dispose of the shares of Class A Common Stock covered by this Reoffer Prospectus.

Before their sale under this Reoffer Prospectus, the shares of Class A Common Stock covered by this Reoffer Prospectus are “control securities” or “restricted securities,” within the meaning of Instruction C to Form S-8 under the Securities Act. This Reoffer Prospectus has been prepared for the purposes of registering the shares of Class A Common Stock under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SMR.” On June 30, 2022, the closing price of our Class A Common Stock was $9.99 per share.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 2 of this Reoffer Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Reoffer Prospectus or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2022.

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Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this Reoffer Prospectus or any accompanying prospectus supplement that we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Reoffer Prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Reoffer Prospectus or any applicable prospectus supplement. This Reoffer Prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Reoffer Prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this Reoffer Prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Reoffer Prospectus and the documents incorporated by reference may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Reoffer Prospectus may include, for example, statements about:

•	our financial and business performance, including financial projections and business metrics;

•	the ability to maintain the listing of the Class A Common Stock on the New York Stock Exchange (“NYSE”), and the potential liquidity and trading of such securities;

•	the ability to obtain regulatory approvals to deploy small modular reactors (“SMRs”) in the United States and abroad;

•	our success in retaining or recruiting, or changes in, our officers, key employees or directors, and our ability to attract and retain key personnel;

•	forecasts regarding end-customer adoption rates and demand for our products in markets that are new, rapidly evolving and heavily regulated;

•	the anticipated growth rates and market opportunities of NuScale and for its products and services;

•	the period over which NuScale anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements, and the availability of additional capital to support business growth;

•	NuScale’s business development efforts;

•	NuScale’s estimates regarding expenses, future revenue, cash flow, capital requirements and needs for additional financing;

•	NuScale’s financial performance; and

•	the effect of COVID-19 and other pandemics on the foregoing.

The forward-looking statements contained in this Reoffer Prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak or future pandemics, and there may be additional risks that we consider immaterial or which are unknown that could become material in the future. It is not possible to predict or identify all such risks. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

Each potential purchaser of our Class A Common Stock should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this Reoffer Prospectus may adversely affect us and the trading price of our Class A Common Stock. A summary of some of these risk factors follows.

Risks Related to Our Structure and Governance

•	We are subject to risks related to our dependency on NuScale LLC to pay taxes, make payments under the Tax Receivable Agreement dated May 2, 2022 among the Company, NuScale LLC and the Legacy NuScale Equityholders (the “Tax Receivable Agreement”),and pay dividends;

•	If NuScale LLC were treated as a corporation for United States federal income tax or state tax purposes, then the amount available for distribution by NuScale LLC could be substantially reduced and the value of NuScale Corp shares could be adversely affected;

•	In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits we realize;

•	NuScale is a “controlled company” under NYSE listing standards, and as a result, its stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies; and

•	Spring Valley (as defined below), our predecessor entity, identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect our ability to report its results of operations and financial condition accurately and in a timely manner.

Risks Related to our Business and Industry

•	We have not yet delivered a NuScale Power Module (“NPM”) to a customer or entered into a binding contract with a customer to deliver NPMs, and there is no guarantee that we will be able to do so;

•	Competitors in China and Russia currently operate commercial SMRs and may have advantages in marketing their SMRs to potential customers;

•	We may be unable to charge Utah Associated Municipal Power Systems (UAMPS), our first customer, for some costs we have incurred and we may be required to reimburse UAMPS if we fail to achieve specified performance measures;

•	Any delays in the development and manufacture of NPMs and related technology, the failure of any commercial or demonstration missions, or the failure to timely deliver NPMs to customers may adversely impact our business and financial condition;

•	We have incurred significant losses since inception, expect to incur losses in the future, and may not be able to achieve or maintain profitability;

•	The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, and we may fail to effectively incorporate updates to the design, construction, and operations of our plants to ensure cost competitiveness, which could materially and adversely affect our business;

•	The market for SMRs is not yet established and may not achieve the growth potential expected or may grow more slowly than expected;

•	Our commercialization strategy relies heavily on our relationship with Fluor Enterprises, Inc., a California corporation (“Fluor”), which is wholly owned by Fluor Corporation (NYSE: FLR), and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if the relationships terminate;

•	We may be unable to manage our growth effectively, which could make it difficult to execute our business strategy;

•	If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication, or construction and may impact plant deployment cost and schedule;

•	We and our customers operate in a politically sensitive environment, and may be affected by the public perception of nuclear energy and accidents, terrorist attacks or other high-profile events involving nuclear materials;

•	Our supply base may not be able to scale to the production levels necessary to meet sales projections, and a lack of availability and cost of component raw materials may affect the manufacturing processes for plant equipment and increase our costs;

•	We are highly dependent on our senior management team and other highly skilled personnel, and may not be able to successfully implement its business strategy if we are unable to attract highly qualified personnel;

•	We may require additional funding in the future , which may be difficult or impossible to obtain on acceptable terms or at all and which may be negatively affected by the sale of shares of Class A Common Stock by existing securityholders which could result in a significant decline in the trading price of our Class A Common Stock;

•	We may be unable to adequately protect our intellectual property rights, in particular rights in non-U.S. jurisdictions, and may be subject to infringement claims from others;

•	Our SDA (defined below) application for the 77 MWe power module has not yet been submitted to the NRC, and its approval is not guaranteed;

•	Our design is only approved in the United States and it must obtain approvals on a country-by-country basis before we can sell our products abroad, which approvals may be delayed or denied or which may require modification to our design;

•	Our customers must obtain additional, site-specific regulatory approvals before they can construct power plants using NPMs, which may be delayed or denied; and

•	Our business is subject to a wide variety of extensive and evolving laws and regulations — including export and import controls, nuclear material and nuclear power regulations, and environmental regulations — and changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

Risks Related to Ownership of Our Shares of Class A Common Stock

•	We are subject to risks related to the volatility of the price of our Class A Common Stock;

•	We are subject to risks related to the sale of outstanding shares after current resale restrictions lapse, which could cause the market price of our Class A Common Stock to drop significantly;

•	Warrants and options exercisable for Class A Common Stock, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders; and

•	A robust market for shares of the Class A Common Stock may fail to develop.

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Summary

NuScale Power Corporation is an advanced nuclear technology company that is developing a small modular nuclear reactor (“SMR”) to generate steam that can be used for electrical generation, district heating, desalination, hydrogen production and other process heat applications.

Corporate Information

We were incorporated on August 20, 2020 as a Cayman Islands exempted company under the name Spring Valley Acquisition Corp. (“Spring Valley”) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On May 2, 2022, we completed the transactions described in the Agreement and Plan of Merger dated December 13, 2021, as subsequently amended, between us, NuScale Power, LLC (“NuScale LLC”) and Spring Valley Merger Sub, LLC (the “Transactions”), and were renamed “NuScale Power Corporation.” Our principal executive offices are located at 6650 SW Redwood Lane, Suite 210, Portland, OR 97224, and our telephone number is (971) 371-1592. Our website is www.nuscalepower.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this Reoffer Prospectus.

About this Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this Reoffer Prospectus, of up to 7,335,787 shares of Class A Common Stock issued, or to be issued, to the Selling Stockholders upon the exercise of options granted to the Selling Stockholders under the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC (the “Legacy Options”), which options were assumed by us in the Merger. Subject to the exercise of Legacy Options pursuant to the terms of the relevant award agreements (with respect to shares not issued as of the date of this Reoffer Prospectus), the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Class A Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders. The Selling Stockholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this Reoffer Prospectus, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face, and we may update our description of risks in our subsequent periodic reports on Form 10-K and Form 10-Q, which are incorporated herein by reference. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this Reoffer Prospectus, including our financial statements and related notes.

Risks Related to Our Structure and Governance

NuScale is a holding company and its only material asset is its interest in NuScale LLC, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

NuScale is a holding company with no material assets other than its ownership of the NuScale LLC Common Units. As a result, NuScale has no independent means of generating revenue or cash flow. NuScale’s ability to pay taxes, make payments under the Tax Receivable Agreement, and pay dividends depends on the financial results and cash flows of NuScale LLC and the distributions NuScale receives (directly or indirectly) from NuScale LLC. Deterioration in the financial condition, earnings or cash flow of NuScale LLC for any reason could limit or impair its ability to pay such distributions. Additionally, to the extent that NuScale needs funds and NuScale LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or NuScale LLC is otherwise unable to provide such funds, it could materially adversely affect NuScale’s liquidity and financial condition.

NuScale LLC is classified as a partnership for United States federal income tax purposes and, as such, generally will not be subject to any entity-level United States federal income tax. Instead, taxable income will be allocated to holders of NuScale LLC Common Units. Accordingly, NuScale will be required to pay income taxes on its allocable share of any net taxable income of NuScale LLC. Under the terms of the Sixth Amended and Restated Limited Liability Company Agreement of NuScale LLC (the “A&R NuScale LLC Agreement”), NuScale LLC is obligated to make tax distributions to holders of the NuScale LLC Class A Units and NuScale LLC Class B Units (collectively, the “NuScale LLC Common Units”), calculated based on assumed tax rates. In addition to income taxes, NuScale also is expected to incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by NuScale LLC (excluding payment obligations under the Tax Receivable Agreement). NuScale intends to cause NuScale LLC to make ordinary distributions and tax distributions to holders of the NuScale LLC Class A Units and NuScale LLC Class B Units in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by NuScale. However, as discussed above, NuScale LLC’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of NuScale LLC and restrictions on distributions that would violate any applicable restrictions contained in NuScale LLC’s debt agreements or any applicable law, or that would have the effect of rendering NuScale LLC insolvent. To the extent that NuScale is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although NuScale LLC generally will not be subject to any entity-level United States federal income tax, it may be liable under recent United States federal tax legislation for imputed tax liabilities related to adjustments to prior year tax returns, absent an election to the contrary. In the event there is an adjustment to the taxable income reported on NuScale LLC’s United States federal, state or local income tax returns, NuScale LLC and its members, including NuScale, in later years may be subject to material liabilities for underpayments of tax.

If NuScale LLC were treated as a corporation for United States federal income tax or state tax purposes, then the amount available for distribution by NuScale LLC could be substantially reduced and the value of NuScale shares could be adversely affected.

An entity that would otherwise be classified as a partnership for United States federal income tax purposes (such as NuScale LLC) may nonetheless be treated as a corporation that is subject to entity-level corporate income tax if it is classified as a “publicly traded partnership,” unless an applicable exception applies. An entity that would otherwise be classified as a partnership for United States federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If NuScale LLC were determined to be a “publicly traded partnership” (and taxable as a corporation) for United States federal income tax purposes, it would be taxable on its income at the United States federal income tax rates applicable to corporations, and distributions by NuScale LLC to its partners (including NuScale) could be taxable as dividends to the extent of the earnings and profits of NuScale or as gain from a deemed sale of stock to the extent the amount of such distributions exceed a shareholder’s tax basis in its stock. In addition, NuScale would no longer have the benefit of increases in the tax basis of NuScale LLC’s assets as a result of exchanges of NuScale LLC Class B Units. Pursuant to the A&R NuScale LLC Agreement, the holders of NuScale LLC Class B Units (the “Legacy NuScale Equityholders”) may, from time to time, subject to the terms of the A&R NuScale LLC Agreement, exchange their interests in NuScale LLC for Class A Common Stock (or, upon the election of NuScale, cash in an amount equal to the net proceeds raised by selling such Class A Common Stock in a contemporaneous underwritten offering), subject to certain restrictions . While such exchanges could be treated as trading in the interests of NuScale LLC for purposes of testing “publicly traded partnership” status, the A&R NuScale LLC Agreement contains restrictions on redemptions and exchanges of interests in NuScale LLC that are intended to prevent NuScale LLC entities from being treated as a “publicly traded partnership” for United States federal income tax purposes. Such restrictions are designed to comply with certain safe harbors provided under applicable United States federal income tax law. NuScale may also impose additional restrictions on exchanges that it determines to be necessary or advisable to help ensure that NuScale LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Accordingly, while such position is not free from doubt, NuScale LLC is expected to be operated such that it is not treated as a “publicly traded partnership” taxable as a corporation for United States federal income tax purposes and we intend to take the position that NuScale LLC is not so treated as a result of exchanges of its interests pursuant to the A&R NuScale LLC Agreement.

Pursuant to the Tax Receivable Agreement, NuScale will be required to pay to certain Legacy NuScale Equityholders 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and related tax benefits resulting from any exchange of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future, and those payments may be substantial.

The Legacy NuScale Equityholders may in the future exchange their NuScale LLC Class B Units for Class A Common Stock (or, upon the election of NuScale, cash in an amount equal to the net proceeds raised by selling such Class A Common Stock in a contemporaneous underwritten offering), subject to certain restrictions. Such transactions are expected to result in increases in NuScale’s share of the tax basis of the tangible and intangible assets of NuScale LLC. These increases in tax basis may result in increased tax depreciation and amortization deductions and may therefore reduce the amount of United States federal, state and local income tax that NuScale would otherwise be required to pay in the future had such sales and exchanges never occurred.

NuScale is party to the Tax Receivable Agreement with NuScale LLC, each of the TRA Holders (as defined in the Tax Receivable Agreement) party thereto and Fluor, in its capacity as TRA Representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, NuScale will be required to pay to each applicable TRA Holder 85% of the net cash tax savings from certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and other tax benefits resulting from any exchange by such TRA Holder of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future. Any such payments to TRA Holders will reduce the cash available from the tax savings generated from future exchanges that would otherwise have been available to NuScale for other uses, including reinvestment or dividends to the holders of Class A Common Stock. Cash savings from the remaining 15% of the tax benefits will be retained by NuScale. NuScale’s obligations under the Tax Receivable Agreement accelerate upon a change in control and certain other termination events, as defined therein. These payments are the obligation of NuScale and not of NuScale LLC. The actual increase in NuScale’s allocable share of NuScale LLC’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of NuScale’s income. While many of the factors that will determine the amount of payments that NuScale will make under the Tax Receivable Agreement are outside of its control, NuScale expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on NuScale’s financial condition. Any payments made by NuScale under the Tax Receivable Agreement generally will reduce the amount of overall cash flow that might have otherwise been available to NuScale. To the extent that NuScale is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, NuScale’s obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the income tax reporting positions that NuScale determines for NuScale LLC, and the United States Internal Revenue Service (“IRS”) or another taxing authority may challenge all or any part of the tax basis increases resulting from an exchange of Class B Units for Class A Common Stock, as well as other tax positions that NuScale and NuScale LLC take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by NuScale or NuScale LLC are disallowed (for example, due to an examination by the IRS or other taxing authorities), the Legacy NuScale Equityholders will not be required to reimburse NuScale for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by NuScale under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by NuScale may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that NuScale might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances NuScale could make payments under the Tax Receivable Agreement in excess of NuScale’s actual income tax savings, which could materially impair NuScale’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or NuScale exercise of early termination rights, NuScale obligations under the Tax Receivable Agreement will accelerate and NuScale will be required to make a lump-sum cash payment to the Legacy NuScale Equityholders party to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to NuScale future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that NuScale realizes subsequent to such payment because such payment would be calculated assuming, among other things, that NuScale would have certain tax benefits available to it and that NuScale would be able to use the potential tax benefits in future years.

There may be a material negative effect on NuScale’s liquidity if the payments required to be made by NuScale under the Tax Receivable Agreement exceed the actual United States federal, state and local income tax savings that NuScale realizes. Furthermore, NuScale’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

NuScale is a “controlled company” within the meaning of NYSE rules and, as a result, qualifies for exemptions from certain corporate governance requirements. The stockholders of NuScale do not have the same protections afforded to stockholders of companies that are subject to such requirements.

Fluor Enterprises, Inc. (“Fluor”) owns a majority of the voting power of our Common Stock. As a result, we are a “controlled company” under NYSE rules. As a controlled company, we are exempt from certain corporate governance requirements, including those that would otherwise require our board of directors (“Board”) to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees of directors are determined or recommended to our Board by independent members of our Board. To the extent we rely on one or more of these exemptions, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

We are an emerging growth company (“EGC”) within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an EGC within the meaning of the Securities Act and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an EGC until December 31, 2025, although circumstances could cause us to lose that status earlier, including if the market value of Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an EGC as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

Spring Valley, our predecessor entity, identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect NuScale’s ability to report its results of operations and financial condition accurately and in a timely manner.

Prior to the closing of the Transactions, Spring Valley’s management was responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Spring Valley’s management was likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in the Amendment No. 1 to the Annual Report Form on 10-K filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on May 7, 2021, Spring Valley identified a material weakness in Spring Valley’s internal control over financial reporting related to the accounting for a significant transaction related to the warrants we issued in connection with our initial public offering in November 2020. As a result of this material weakness, Spring Valley’s management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures as of and for the period from August 20, 2020 (inception) through December 31, 2020.

Spring Valley’s management and its audit committee also concluded that it was appropriate to restate previously issued financial statements for the affected periods.

As described in Amendment No. 2 to the Annual Report on Form 10-K filed with the SEC on December 21, 2021, Spring Valley identified a material weakness in Spring Valley’s internal control over financial reporting related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of its Class A ordinary shares and the calculation of earnings per share. As a result of this material weakness, Spring Valley’s management concluded that Spring Valley’s internal control over financial reporting was not effective as of December 31, 2020. Historically, a portion of Spring Valley Class A ordinary shares subject to possible redemption was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that Spring Valley would not redeem its Class A ordinary shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Certificate of Incorporation (the “Charter”). Pursuant to Spring Valley’s re-evaluation of Spring Valley’s application of ASC 480-10-S99-3A to its accounting classification of its Class A ordinary shares subject to possible redemption, Spring Valley’s management determined that the Class A ordinary shares include certain provisions that require classification of all of the Class A ordinary shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Charter.

To respond to these material weaknesses, Spring Valley devoted, and NuScale plans to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of the remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report NuScale’s financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We can give no assurance that the measures Spring Valley has taken and that NuScale plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if NuScale is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to NuScale’s Business and Industry

Commercialization Risk Factors

We have not yet commercialized or sold our NuScale Power Module™ (“NPM”), and a number of factors could prevent, delay or hinder commercialization.

We have not yet entered into a binding contract with a customer to deliver NPMs, and there is no guarantee that we will be able to do so.

The planned initial deployment of our NPM is subject to NuScale LLC reaching a binding agreement for its scope of supply with Utah Associated Municipal Power Systems (“UAMPS”) and UAMPS reaching a binding engineering, procurement, and construction (“EPC”) contract with Fluor. If NuScale LLC and Fluor do not enter into binding agreements with UAMPS, deployment of our NPM, power plants, and ongoing services could be significantly delayed, which could have a material adverse effect on our business and financial condition. Memoranda of understanding we have entered into with other potential purchasers are contingent, and may not result in binding agreements for the purchase of our products or services.

Competitors in China and Russia currently operate commercial SMRs, and may have advantages in marketing their SMRs to potential customers.

Competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although their SMR designs have not been approved by the U.S. Nuclear Regulatory Commission (“NRC”) or in any jurisdiction outside of their native countries, those competitors may have a competitive advantage if they are able to obtain approval comparable to Standard Design Approval (“SDA”), or if they can otherwise demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent regulatory requirements. In addition, these competitors may have access to greater government or other funding to develop and commercialize their SMRs than we do.

We may be unable to charge UAMPS, our first customer, for some costs we have incurred and we may be required to reimburse UAMPS if we fail to achieve specified performance measures.

We entered into a Cost Sharing Option Agreement and a Subaward Agreement in 2015 (collectively, the “CSO and Subaward Agreements”) that facilitate sharing a Department of Energy (“DOE”) award with UAMPS for early siting and licensing for the Carbon Free Power Project (“CFPP”). Under those agreements, the DOE has been paying half of the costs and UAMPS and NuScale LLC have shared the other half. We have incurred reimbursable costs of $4.1 million under the CSO and Subaward Agreements. If UAMPS determines to file a license application with the NRC for the CFPP, UAMPS must then pay us for those costs; however, if UAMPS, or its wholly-owned subsidiary, CFPP LLC, does not file a license application, we will be unable to bill those costs to UAMPS.

In conjunction with certain agreements related to the CFPP awarded to Fluor, pursuant to which we are developing the NRC license application for the CFPP and performing other site licensing and development activities, we entered into a Development Cost Reimbursement Agreement with UAMPS (the “DCRA”).

Under the DCRA, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which vary based on the stage of project development, if (1) at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost of $58.00/megawatt-hour (subject to adjustment as specified in the DCRA), or if Fluor does not timely provide a required comparison (which we refer to as an economic competitive test, or “ECT”), (2) the NRC does not issue design certification for the NuScale design by March 31, 2023, (3) the NRC does not issue SDA for the NuScale design within one year after the NRC’s published date for such approval after acceptance of the SDA application, or (4) NuScale LLC materially breaches the DCRA and the DCRA is terminated for cause. The reimbursement percentage and cap is 100% and $57 million until UAMPS or CFPP LLC submit a combined construction and operating license for approval to the NRC (“COLA”). After the COLA is submitted, the reimbursement percentage is 20% and (a) the cap for an ECT failure before final notice to proceed with NuScale plant construction is $60 million and (b) the cap for termination of the DCRA for cause is $120 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%).

Any delays in the development and manufacture of NPMs and related technology may adversely impact our business and financial condition.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, production and delivery of NPMs and related technology that could prevent us from delivering NPMs in 2027 or beyond. If delays like this recur, if our remediation measures and process changes do not continue to be successful, if we fail to find a satisfactory manufacturer or if we experience issues with planned manufacturing activities or design and safety, we could experience issues or delays in sustaining or further increasing production and sales of NPMs.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our NPMs and related technologies, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business and financial condition could be materially and adversely impacted.

We have not yet delivered NPMs to customers, and any setbacks we may experience during our first commercial delivery planned for 2028 and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

The success of our business will depend on our ability to successfully deliver NPMs to customers on-time and on-budget at guaranteed performance levels, which would tend to establish greater confidence in our subsequent customers. There is no guarantee that our planned NPM deployments will be successful. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployment or any planned deployment thereafter. Any failures or setbacks, particularly on our first commercial deployments, could harm our reputation and have a material adverse effect on our business and financial condition.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability and other costs that may arise. Such issues could result in delaying or cancelling planned deployments of NPMs, increased regulation, or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception well beyond the support we have received through cost-sharing awards from the DOE. We have not yet delivered NPMs or VOYGRTM power plants to customers, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected or at all; even if we do, we may not be able to maintain or increase profitability. We expect our operating expenses to increase over the next several years as we commence deployment of NPMs, continue to refine and streamline our design and manufacturing processes for our NPMs, make technical improvements, hire additional employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business and financial condition.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and NuScale LLC may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation provided by our NPMs are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Moreover, historically very low (or negative) market prices are the result of surplus generation that cannot be curtailed and are transitory. These low prices do not reflect a price to beat for NuScale’s technology.

The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for SMRs has not yet been established. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our NPMs, assumed prices and production costs for our NPMs, our ability to leverage our current logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our commercialization strategy relies heavily on our relationship with Fluor and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if those relationships terminate.

We rely heavily upon our relationship with Fluor, our majority owner, and our relationships with other of our investors and strategic partners to commercialize our NPM and our other products and services. We granted Fluor certain rights to provide engineering, procurement and construction services in connection with NuScale LLC’s general plant design, project-specific designs and services typically performed by Fluor or its direct competitors. Similarly, we have entered into certain agreements with Doosan Heavy Industries and Construction Company, Ltd. (“Doosan”), IHI Corporation (“IHI”), and Sarens Nuclear & Industrial Services, LLC (“Sarens”) for certain planning, engineering, manufacturing and support activities, and JGC Holdings Corporation (“JGC”), an affiliate of Japan NuScale LLC Innovation, LLC, related to the EPC and commissioning of the first NuScale LLC plant in the United States and in other specific geographic areas, and with Samsung C&T Corporation (“Samsung C&T”) related to certain EPC activities.

Our strategic partners may have interests that diverge from our interests, and which may hinder our ability to negotiate sales to customers. If we lose our agreements with strategic partners, we may need to find new contractors who may have less experience designing and building nuclear plants. This could substantially hinder our ability to expand our production capacity and installation of VOYGR plants, and could affect our business and our prospects.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations grow as planned, we may need to expand our sales and marketing, research and development, supply and manufacturing functions, and there is no guarantee that we will be able to scale the business and the manufacture of NPMs as planned, as there is no guarantee that we will be able to find suitable locations or partners for the expanded manufacture and operation of our NPMs or to broaden our internal capabilities.

Any failure to effectively incorporate updates to the design, construction, and operations of NuScale LLC plants to ensure cost competitiveness could reduce the marketability of the NuScale LLC design and has the potential to impact deployment schedules.

Updating the design, construction, and operations of NuScale LLC plants will be necessary to their competitiveness and attractiveness in the market, particularly in the United States where the price of power is generally lower. If we are not able to achieve and maintain cost-competitiveness in the United States or elsewhere, our business could be materially and adversely affected.

If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication, or construction and may impact plant deployment cost and schedule.

Our NPM design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our NPMs or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

The risks associated with radioactive materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, which requires the shutdown of all German nuclear power plants by 2022. Adverse public reaction could also lead to increased regulation or limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers and our business.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high profile events involving radioactive materials could materially and adversely affect our customers and the markets in which we operate and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies all could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and customer demand for our NPMs could suffer, which could materially and adversely affect our business and operations.

Our supply base may not be able to scale to the production levels necessary to meet sales projections.

NuScale LLC does not have manufacturing assets and relies on third party manufacturers to build our NPMs and associated equipment. Moreover, we are dependent on future supplier capability to meet production demands attendant to our forecasts. If our supply chain cannot meet the schedule demands of the market, our projected sales revenues could be materially impacted.

Lack of availability and cost of component raw materials may affect the manufacturing processes for plant equipment and increase our costs.

Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

We may require additional future funding.

To date, we have not generated any material revenue, while we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to finalize development of and commercialize our SMR technology and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing our SMR and other products and services, obtaining NRC design certification of and SDA for our SMR and completing our manufacturing preparation and trials. We also expect to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not guaranteed.

We may seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our ability to raise funds through equity offerings may be limited by the significant number of shares that may be publicly sold, including the shares registered for resale under this registration statement. Such sales may negatively affect the market price of our Class A Common Stock. In particular, a large sale by Fluor, our majority shareholder and an important strategic partner, could significantly affect our stock price.

We may seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

Our funding plan relies on cost-shared funding provided through a cooperative agreement with the DOE. Significant funding has been received from the DOE under four separate cost-share awards granted since 2013. As of December 31, 2021, the DOE has obligated $170.5 million to the current program. The overall DOE contribution to NuScale LLC commercialization funding is more than $425 million. The current DOE award is a $700 million award ($350 million in government funding to be matched by $350 million in private funding). Funding is subject to at least annual Congressional appropriations, which may not be forthcoming. The fiscal year 2023 Congressional Budget Justification prepared by the DOE in connection with President Biden’s budget proposal to Congress, recites that approximately $40 million is requested for advanced SMR research and development, but no amounts are specified for the CFPP or U.S. domestic SMR demonstrations. The federal budget process is complex — the budget justification and Presidential budget requests are incomplete; Congress may appropriate different amounts than those requested; and the DOE has varying degrees of discretion to reprogram or transfer appropriated funds. Nonetheless, to the extent Presidential budget requests or DOE budget justifications result in a shift of Congressional appropriations away from SMR funding generally or projects we are developing specifically, those shifts could materially and adversely affect our business.

If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

As part of our arrangements with the DOE, we granted the DOE a worldwide, nonexclusive, paid-up license to our intellectual property and to manufacture our SMR technology, and the right to sublicense those rights if specified conditions arise, including if the DOE terminates the award due to material failure to comply with the terms and conditions of the award, or if we fail to meet our cost-sharing obligations or cease developing our SMR. As a result, if we are unable to continue as a going concern, the value of our intellectual property, including in liquidation, may be difficult to assess.

Our ability to protect our patents and other proprietary rights may be challenged and is not guaranteed, exposing us to the possible loss of competitive advantage.

We rely upon a combination of patents, trademarks, copyrights, trade secret, and commercial agreements such as confidentiality agreements, assignment agreements, and license agreements to protect the intellectual property associated with our NPMs and related technologies. These measures prevent third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our NPMs and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our NPMs, as well as our ability to operate without infringing on or violating the proprietary rights of others. We own and have licensed rights to patents and pending patent applications, and will continue to file patent applications claiming new technologies directed to NPMs in the United States and in other jurisdictions based on factors such as commercial viability.

As with all industries, the patent position of power modules and nuclear energy companies generally is uncertain and is not a guaranteed right. During the patent procurement process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to claim patent infringement if the patent application is subsequently issued. In some cases, a patent application may not issue if we or our licensors are unable to overcome rejections from a patent office. If a patent application does not issue, we or our licensors may lose trade secret that is disclosed and published in the patent application and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent registration in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a patent registration for the same or related patent application in another jurisdiction (e.g., China) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the United States Patent and Trademark Office and/or in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our NPMs and related technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our NPMs worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees, and attorney fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market NPMs.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of NPMs in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market NPMs.

In addition, there are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering NPMs or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. While we require our employees, consultants, and contractors to assign such intellectual property to us in the event that the intellectual property is not automatically assigned (e.g., as work made for hire), those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights and/or others misappropriate those rights in the process.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our power modules or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Regulatory Risk Factors

Our SDA application for the 77 MWe power module has not yet been submitted to the NRC, and its approval is not guaranteed.

Increasing the power that can be generated by our NPMs is a key part of our plan, and our higher- capacity, 77 MWe power module is subject to obtaining SDA from the NRC. The need to obtain that approval complicates our licensing process and could affect the planned deployment schedule for our first NPMs. In particular, if the NRC disagrees with our licensing approach or the breadth and/or scope of the design changes proposed, the construction and operating license application process could take longer than currently expected, which could materially and adversely affect our business. Further, we face the risk that the NRC could impose terms in the SDA that are not acceptable to us.

Our design is only approved in the United States and we must obtain approvals on a country-by-country basis before we can sell our products abroad, which approvals may be delayed or denied or which may require modification to our design.

Our SMR design has not been approved in any country except the United States. Each country has its own safety approval that we must obtain before we can sell or install our NPMs abroad. Foreign approval processes may differ materially from the NRC process, and approvals may be denied or delayed in foreign countries, or some countries may require that we alter our design before obtaining approval. Denial or delay in approvals abroad could materially and adversely affect our business.

Our customers must obtain additional regulatory approvals before they construct power plants using our NPMs, and approvals may be denied or delayed.

The lead time to build a nuclear power facility is long, and requires site licensing and approvals from applicable regulatory agencies before a plant can be constructed. The regulatory framework to obtain approvals is complex, and varies from country to country. Any delays experienced by our customers in siting a power plant using our products and services could materially and adversely affect our business.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although NuScale LLC’s business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition and results of operations.

We are subject to stringent United States export and import control laws and regulations. Unfavorable changes in these laws and regulations or United States government licensing policies, our failure to secure timely United States government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our SMR technology for commercial applications outside the United States. For example, if we were unable to obtain or maintain our licenses to export certain nuclear hardware, we would be effectively prohibited from exporting our SMR technology in non-United States locations, which would limit the number of customers to those in the United States. In addition, if we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a competitive edge to international suppliers of SMRs. In both cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export authorization, we may need to implement design changes to our NPM to address issues with our domestic supplier chain, which may increase costs or result in delays in delivery of new plants and subsequent additional NPMs when ordered.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the United States government. In addition, any changes in export control regulations or United States government licensing policy, such as that necessary to implement United States government commitments to multilateral control regimes, may restrict our operations.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

Regulatory risk factors associated with our business also include:

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and to maintain current approvals, licenses or certifications;

•	our ability to obtain regulatory approval for a site boundary emergency planning zone defined in such a fashion as will benefit the majority of U.S.-based customers;

•	regulatory delays, delays imposed as a result of regulatory inspections, and changing regulatory requirements, may cause a delay in our ability to fulfill our existing or future orders, or cause planned plants to not be completed at all, many of which may be out of our control, including natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule plant construction, which could have an adverse impact on our business and financial condition;

•	regulatory, availability and other challenges may delay our progress in establishing the number of plant sites we require for our targeted build rate, which could have an adverse effect on our ability to grow our business; and

•	challenges as a result of regulatory processes or in NuScale LLC’s ability to secure the necessary permissions to establish these plant sites could delay our ability to achieve our target build rate and could adversely affect our business.

General Risk Factors

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, have placed significant restrictions on travel, many businesses have announced extended closures, and many businesses and governmental agencies have allowed employees to work remotely, which in some cases may reduce the effectiveness of those employees. These travel restrictions and business closures may in the future adversely affect our operations locally and worldwide, including our ability to obtain regulatory approvals and to manufacture, market, sell or distribute our products, which could materially and adversely affect our business. We cannot predict the impact that remote work will have on the culture of NuScale LLC and our employee retention.

Many of our customers and suppliers worldwide were affected by COVID-19 and temporarily closed their facilities, which impacted the speed of our customer engagement and research and development. The impact of COVID-19 on NuScale LLC’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on regulatory agencies, customers, suppliers and employees, all of which remain uncertain at this time.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain state, local and foreign jurisdictions. Tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to audits by various tax jurisdictions. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Further, we may be unable to utilize any net operating losses for United States federal, state or local income tax purposes in the event a change in control is determined to have occurred.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Risks Related to Ownership of Our Shares of Class A Common Stock

Our Organizational Documents designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all disputes between NuScale and its stockholders.

Our Charter and bylaws (“Organizational Documents”) provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with NuScale or any of NuScale’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived NuScale’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, or the Securities Act. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Organizational Documents provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in the Organizational Documents to be inapplicable or unenforceable in an action, NuScale may incur additional costs associated with resolving such action in other jurisdictions, which could harm NuScale’s business, results of operations and financial condition.

Warrants to purchase Class A Common Stock (the “Warrants”) are expected to be accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

The Warrants are currently classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the Warrants and that such gains or losses could be material.

The unaudited pro forma financial information incorporated by reference in this Reoffer Prospectus may not be indicative of what NuScale’s actual financial position or results of operations would have been.

The pro forma financial information incorporated by reference in this Reoffer Prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transactions been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of NuScale. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Transactions. The unaudited pro forma financial information does not reflect future events that may occur after the Transactions and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Spring Valley’s and NuScale LLC’s historical financial statements and certain adjustments and assumptions have been made regarding NuScale LLC after giving effect to the Transactions. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this Reoffer Prospectus in respect of the estimated financial position and results of operations of NuScale LLC.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect NuScale LLC’s financial condition or results of operations. Any potential decline in NuScale LLC’s financial condition or results of operations may cause significant variations in the stock price of NuScale.

The price of Class A Common Stock and NuScale warrants may be volatile.

The price of Class A Common Stock and NuScale warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which NuScale and its customers operate;

•	variations in NuScale’s operating performance and the performance of its competitors in general;

•	material and adverse impacts of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in NuScale’s quarterly or annual operating results;

•	the public’s reaction to NuScale’s press releases, its other public announcements and its filings with the SEC;

•	NuScale’s failure or the failure of its competitors to meet analysts’ projections or guidance that NuScale or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting NuScale’s business;

•	commencement of, or involvement in, litigation involving NuScale;

•	changes in NuScale’s capital structure, such as future issuances of securities or the incurrence of debt;

•	publication of research reports by securities analysts about NuScale, its competitors or its industry;

•	sales of shares of Class A Common Stock by the PIPE Investors, holders of warrants or Legacy Options, and the Legacy NuScale Equityholders; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Class A Common Stock regardless of the operating performance of NuScale.

A significant portion of our total outstanding shares may be sold into the market. This could cause the market price of Class A Common Stock to drop significantly, even if NuScale’s business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock. These risks could be increased if the sales or potential sales involves Fluor, our majority shareholder and an important strategic partner.

As of July 1, 2022, there were (i) 43,672,265 shares of Class A Common Stock outstanding, (ii) 178,396,711 shares of Class A Common Stock issuable upon the exchange of NuScale LLC Class B Units (together with cancellation of an equal number of shares of NuScale Class B Common Stock) pursuant to the procedures set forth in the A&R NuScale LLC Agreement, and (iii) 35,142,848 shares of Class A Common Stock issuable upon the exercise of outstanding stock options and warrants.

Although Spring Valley Acquisition Sponsor, LLC and certain of the Legacy NuScale Equityholders are subject to certain restrictions regarding the transfer of Class A Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups. We have registered the potential resale of 209,870,307 shares of Class A Common Stock on a registration statement on Form S-1, originally filed May 13, 2022, and this registration statement on Form S-8 registers the shares of Class A Common Stock issuable upon exercise of options and other equity awards under the NuScale LLC 2011 Equity Incentive Plan and the NuScale 2022 Long-Term Incentive Plan. As restrictions on resale end and so long as the registration statements are available for use, the market price of Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Warrants and options will become exercisable for Class A Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 20,400,000 shares of Class A Common Stock became exercisable on June 1, 2022 in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants will be $11.50 per share. In addition, outstanding options exercisable for an aggregate of 14,742,848 shares of Class A Common Stock are or will become exercisable in accordance with the terms of the NuScale LLC 2011 Equity Incentive Plan governing those options. To the extent such warrants or options are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Class A Common Stock.

Investors’ ability to make transactions in NuScale’s securities could be limited and if NuScale cannot maintain its listing on the NYSE, NuScale may be subject to state-level regulation.

An active trading market for NuScale’s securities may never develop or, if developed, it may not be sustained. In addition, NuScale may be unable to maintain the listing of its securities on the NYSE in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If NuScale’s securities were not listed on the NYSE or another national securities exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for NuScale. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Moreover, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased and will continue to increase our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and likely will continue to result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to NuScale’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they sell the shares of Class A Common Stock offered by this Reoffer Prospectus, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The shares of Class A Common Stock offered hereby are being registered for the account of the Selling Stockholders named in this Reoffer Prospectus. All proceeds from the resale of the shares of Class A Common Stock by the Selling Shareholders will go to the Selling Stockholders and we will not receive any proceeds from such resale.

SELLING STOCKHOLDERS

The table below sets forth, as of July 5, 2022, the following: (i) the name of each person who is offering the resale of shares of Class A Common Stock by this Reoffer Prospectus; (ii) the number of shares (and the percentage of outstanding shares, if 1% or more) of Class A Common Stock beneficially owned by each person; (iii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iv) the number of shares (and the percentage of outstanding shares, if 1% or more) of Class A Common Stock each person will own after the offering, assuming they sell all of the shares of Class A Common Stock offered in this Reoffer Prospectus. Unless otherwise indicated, beneficial ownership is direct and, subject to community property laws where applicable, the Selling Stockholder indicated has sole voting and investment power. To our knowledge, no shares of Class A Common Stock beneficially owned by any Selling Stockholder have been pledged as security. The address for each Selling Stockholder listed in the table below is c/o NuScale Power Corporation, 6650 SW Redwood Lane, Suite 210, Portland, OR 97224.

The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this Reoffer Prospectus accordingly. We cannot give an estimate as to the number of shares of Class A Common Stock that will actually be held by the Selling Stockholders upon termination of this offering, because the Selling Stockholders may offer none, some or all of their Class A Common Stock under the offering contemplated by this Reoffer Prospectus or acquire additional shares of Class A Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

	Class A Common Stock
Selling Stockholder	Shares Beneficially Owned Prior to this Offering(1)	% Beneficially Owned Prior to this Offering(1)(2)	Shares Offered for Resale in this Offering(1)	Shares Beneficially Owned After this Offering(3)	% Beneficially Owned After the Offering(1)(2)
John L. Hopkins	1,588,936	3.6%	1,588,936	—	—
Dale Atkinson	1,241,635	2.8%	1,241,635	—	—
Christopher Colbert	706,377	1.6%	706,377	—	—
José N. Reyes	1,803,011	4.1%	1,803,011	—	—
Robert Temple	632,941	1.4%	632,941	—	—
Thomas Bergman	471,104	1.1%	471,104	—	—
Rudolph Murgo	52,826	*	52,826	—	—
Julie Adelman	76,311	*	76,311	—	—
Thomas Mundy	705,685	1.6%	705,685	—	—
Carl Markert	47,630	*	47,630	—	—
Joseph Marsden	2,814	*	2,814	—	—
Jorge Bermudez	5,737	*	5,737	—	—
Paul Bryan	780	*	780	—	—

(1)	Represents the total number of shares beneficially owned by the individual and shares issuable upon the exercise of Legacy Options, whether or not such options become exercisable (as applicable) within 60 days of the reoffer prospectus.

(2)	Percentage of beneficial ownership is based on, as July 5, 2022, 43,672,265 shares of Class A Common Stock issued and outstanding, including 1,643,924 restricted shares of Class A Common Stock held by Spring Valley Acquisition Sponsor, LLC, which are subject to forfeiture on specified conditions.

(3)	Assumes that all of the shares of Class A Common Stock beneficially owned by each Selling Stockholder and being offered under this Reoffer Prospectus become vested and are sold, and that no Selling Stockholder will acquire additional shares of Class A Common Stock before the completion of this offering.

Other Material Relationships with the Selling Stockholders

Executive Employment Agreements

The employment agreements for each of Mr. Hopkins and Mr. Atkinson provide that if employment is terminated by us without “cause,” other than in connection with a change of control, the executive will be entitled to severance consisting of (i) a lump sum equal to three years’ base salary plus target bonus; (ii) a pro- rated portion of any annual bonus; (iii) continued medical, dental and vision coverage for up to 18 months; (iv) any equity-based compensation awards, other than performance-based equity awards, that are outstanding will continue to vest as if the executive were still employed; (v) any performance-based equity awards will, to the extent the performance criteria are met, be earned at 100% of target, pro-rated based on the number of months executive worked during the performance period; and (vi) all outstanding retention awards will fully vest. If employment is terminated by us without “cause” or by the executive for “good reason,” each in connection with a change in control, the executive will be entitled to receive severance consisting of (a) a lump-sum equal to three years' base salary plus target bonus; (b) if the successor fails to assume the annual incentive plan, a pro-rated portion of any annual bonus; (c) continued medical, dental and vision coverage for up to 18 months; (d) reimbursement of outplacement services expenses incurred in the 12 months following termination up to $25,000; (e) the full vesting of any retention awards; and (f) the full vesting of all equity awards other than performance-based awards and, with respect to performance-based awards, vesting at 100% of target.

In each employment agreement, (1) “cause” is defined as commission of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud against NuScale or any of its affiliates; willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from NuScale of such breach; intentional and material damage to NuScale’s or any of its affiliates’ property; material violation of any policy of NuScale or any of its affiliates or material breach by the executive of his Employee Proprietary Information and Inventions Assignment Agreement with NuScale; and (2) “good reason” is defined as a material diminution of executive’s aggregate compensation, including, without limitation, base salary, annual bonus opportunity, and equity incentive compensation opportunities (other than a base salary, annual bonus opportunity, or equity compensation opportunity reduction of not more than 20% applicable to all similarly situated employees); a material diminution of executive’s authority, duties or responsibilities; or any other action or inaction that constitutes a material breach by NuScale of the agreement under which the executive provides services (e.g., failure of successor to assume the employment agreement or breach of same).

NuScale’s obligation to make the severance payments, and the executive’s right to retain the payments, is wholly conditioned on the executive providing a general release of claims in favor of NuScale and continuing to comply with his obligations under the employment agreement, including the restrictive covenants. The employment agreements each contain (i) a perpetual confidentiality covenant; (ii) non- competition and non-solicitation of business partners covenants during the course of employment and for one year thereafter; (iii) a non-solicitation covenant with respect to employees and other service providers during the course of employment and for twelve months thereafter; and (iv) a non-disparagement obligation.

The employment agreements also provide that, regardless of whether the executive’s employment is terminated, if there is a change in control and (i) if the successor does not assume NuScale’s annual incentive plan, the annual bonus will be paid in the amount of the target bonus; (ii) if the successor does not assume any outstanding retention awards, then such awards will become immediately fully vested; and (iii) if the successor does not assume the equity compensation plan in which the executive participates or grant comparable awards in substitution of the outstanding awards under any such plan, then any outstanding equity-based compensation awards granted to the executive under such plan, other than performance-based equity awards, will become immediately fully vested, and any performance-based equity awards will immediately vest assuming target performance.

NuScale Corp and each of José N Reyes, Christopher Colbert, Robert Temple, Thomas Mundy, Clayton Scott, Scott Bailey, Thomas Bergman, Carl Britsch, Robert Gamble, Diane Hughes, and Karin Feldman are parties to an Agreement to Terminate Employment Agreement, which took effect at the closing of the Transaction and includes an agreement by each executive to be bound by NuScale Corp’s executive severance policy and executive change in control plan.

NuScale’s executive severance policy for its executives who do not have employment agreements, provides that if employment is terminated by us without “cause,” the executive will be entitled to severance consisting of a lump sum equal to one year’s base salary plus target bonus; (ii) continued medical, dental and vision coverage for up to one year; and (iii) the vesting of all equity awards other than performance-based awards as and if provided in the award agreements and, with respect to performance-based awards, and other awards subject to further vesting, such unvested awards will be terminated. “Cause” in the policy has the same meaning as in the employment agreements described above. NuScale’s obligation to make the severance payments is wholly conditioned on the executive providing a general release of claims in favor of NuScale.

NuScale Corp's change in control plan for each of its executives who do not have employment agreements provides that if the executive’s employment is terminated within two years following a change of control by us without “cause,” or by the executive for “good reason” the executive will be entitled to severance consisting of (i) a lump sum equal to one or one and a half times the executive’s base salary plus target bonus; (ii) a prorated annual bonus; (iii) continued medical, dental and vision coverage for up to one year; (iv) reimbursement of outplacement services expenses incurred in the 12 months following termination up to $25,000; and (v) the full vesting of all equity awards other than performance-based awards and, with respect to performance-based awards, vesting based on 100% of target. “Cause” and “good reason” in these agreements have the same meanings as in the employment agreements described above. A change of control includes a person or group acquiring more than 25% of either (1) the then-outstanding shares of common stock of NuScale or (2) the combined voting power of the then outstanding voting securities of NuScale entitled to vote generally in the election of our Board.

Our obligation to make the severance payments, and the executive’s right to retain the payments, is conditioned on the executive providing a general release of claims in favor of NuScale and continuing to comply with his or her obligations under the change of control and indemnity agreement, including the restrictive covenants. The change of control and indemnity agreements each contain (i) a perpetual confidentiality covenant; (ii) non-competition and non-solicitation of business partners covenants during the course of employment; (iii) a non-solicitation covenant with respect to employees and other service providers during the course of employment and for twelve months thereafter; and (iv) a non-disparagement obligation.

The change of control plan also provide that, regardless of whether the executive’s employment is terminated, if there is a change in control and (i) if the successor does not assume NuScale annual incentive plan, the annual bonus will be paid in the amount of the target bonus; (ii) if the successor does not assume any outstanding retention awards, then such awards will become immediately fully vested; and (iii) if the successor does not assume the equity compensation plan in which the executive participates or grant comparable awards in substitution of the outstanding awards under any such plan, then any outstanding equity-based compensation awards granted to executive under such plan, other than performance-based equity awards, will become immediately fully vested, and any performance-based equity awards will immediately vest assuming target performance.

The employment agreements and the change of control plan and severance policy provide that, if payments to the executive pursuant to the agreement (when considered with all other payments made to the executive as a result of a change in control that are subject to section 280G of the Code)) (the amount of all such payments, collectively, the “Parachute Payment”) results in the executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax (“280G Excise Tax”), then NuScale will automatically reduce (the “Reduction”) the executive’s Parachute Payment to the minimum extent necessary to prevent the Parachute Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Parachute Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Parachute Payment does not exceed the after-tax benefit if the Parachute Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Parachute Payment will be reduced in such a manner that provides the executive with the best economic benefit and, to the extent any portions of the Parachute Payment are economically equivalent with each other, each will be reduced pro rata.

Agreements with Selling Stockholders who are members of NuScale LLC

The following Selling Stockholders beneficially hold NuScale LLC Class B Units, which are exchangeable for shares of Class A Common Stock on the terms specified in the A&R NuScale LLC Agreement, and are parties to the A&R NuScale LLC Agreement and the Tax Receivable Agreement:

•	Dale Atkinson holds 59,369 NuScale LLC restricted Class B Units pursuant to a Restricted Unit and Bonus Award Agreement dated April 1, 2022.

•	Christine Thompson-Colbert holds 75,585 NuScale LLC Class B Units. Christine Thompson-Colbert and Christopher Colbert, a Selling Stockholder, are spouses, and Mr. Colbert disclaims any beneficial ownership of Ms. Thompson-Colbert’s shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

•	The Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee holds 151,203 NuScale LLC Class B Units. Donna Jean Reyes and José N. Reyes, a Selling Stockholder, are spouses, and Dr. Reyes holds voting and dispositive power over the shares held in Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee.

A&R NuScale LLC Agreement

In its capacity as the manager of NuScale LLC, NuScale controls all of NuScale LLC’s business and affairs. Any time NuScale issues a share of Class A Common Stock for cash, the net proceeds received by NuScale will be promptly used to acquire a NuScale LLC Class A Unit, unless used to settle an exchange of a NuScale LLC Class B Unit for cash. Any time NuScale issues a share of Class A Common Stock upon an exchange of a NuScale LLC Class B Unit or settles such an exchange for cash, as described below, NuScale will contribute the exchanged unit to NuScale LLC and NuScale LLC will issue to NuScale a NuScale LLC Class A Unit. If NuScale issues other classes or series of equity securities, NuScale LLC will issue to NuScale an equal amount of equity securities of NuScale LLC with designations, preferences and other rights and terms that are substantially the same as NuScale’s newly issued equity securities. If NuScale repurchases, redeems or retires any shares of Class A Common Stock (or equity securities of other classes or series), NuScale LLC will, immediately prior to such repurchase, redemption or retirement, repurchase, redeem or retire an equal number of NuScale LLC Class A Units (or its equity securities of the corresponding classes or series) held by NuScale, upon the same terms and for the same consideration, as the shares of Class A Common Stock (or equity securities of such other classes or series) are repurchased, redeemed or retired. In addition, membership units of NuScale LLC, as well as Common Stock, are subject to equivalent stock splits, dividends, reclassifications and other subdivisions. In the event NuScale acquires NuScale LLC Class A Units without issuing a corresponding number of shares of Class A Common Stock, it will make appropriate adjustments to the exchange ratio of NuScale LLC Class B Units to Class A Common Stock.

NuScale has the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of NuScale LLC Class A Units and NuScale LLC Class B Units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including NuScale, will incur United States federal, state and local income taxes with respect to their allocable shares of any taxable income of NuScale LLC. Net profits and net losses of NuScale LLC generally will be allocated to holders of units (including NuScale) on a pro rata basis in accordance with the number of units held by such holders; however, under applicable tax rules, NuScale LLC may be required to allocate net taxable income disproportionately to its members in certain circumstances. The A&R NuScale LLC Agreement provides for quarterly cash distributions, referred to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of NuScale LLC allocable per unit (based on the member which is allocated the largest amount of taxable income on a per-unit basis), multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, Portland, Oregon, San Francisco, California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), taking into account certain other assumptions, and subject to adjustment to the extent that state and local taxes are deductible for U.S. federal income tax purposes. The A&R NuScale LLC Agreement generally requires tax distributions to be made pro rata based on the ownership of NuScale LLC Class A Units and NuScale LLC Class B Units. However, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, NuScale shall receive a tax distribution before the other members receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other members pro rata in accordance with their assumed tax liabilities, and then to all members (including NuScale) pro rata until each member receives the full amount of its tax distribution using the individual tax rate. NuScale LLC will also make non-pro rata payments to NuScale to reimburse it for corporate and other overhead expenses (which payments from NuScale LLC are not to be treated as distributions under the A&R NuScale LLC Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the A&R NuScale LLC Agreement to any unitholder if such distribution would violate applicable law or result in NuScale LLC or any of its subsidiaries being in default under any material agreement.

The A&R NuScale LLC Agreement provides that it may generally be amended, supplemented, waived or modified by NuScale in its sole discretion without the approval of any other holder of units, except in the case of amendments that would modify the limited liability of a member or increase the obligation of a member to make capital contributions, adversely affect the right of a member to receive distributions or cause NuScale LLC to be treated as a corporation for tax purposes.

The A&R NuScale LLC Agreement also entitles members to exchange their NuScale LLC Class B Units, together with the cancellation for no consideration of an equal number of shares of NuScale Class B Common Stock, for shares of NuScale’s Class A Common Stock on a one-for-one basis or, at NuScale’s election in its sole discretion, subject to certain restrictions, for cash. The exchange ratio is subject to appropriate adjustment by NuScale in the event NuScale LLC Class A Units are issued to NuScale without issuance of a corresponding number of shares of Class A Common Stock or in the event of certain reclassifications, reorganizations, recapitalizations or similar transactions.

The A&R NuScale LLC Agreement permits the NuScale LLC Class B unitholders to exercise their exchange rights subject to an exchange policy containing certain timing procedures and other conditions. The A&R NuScale LLC Agreement provides that an owner will not have the right to exchange NuScale LLC Class B Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with NuScale, NuScale LLC or any of their subsidiaries to which the NuScale LLC unitholder is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable to help ensure that NuScale LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The A&R NuScale LLC Agreement also provides for mandatory exchanges under certain circumstances, including at the option of NuScale LLC, if the number of NuScale LLC Class A Units and NuScale LLC Class B Units outstanding and held by its members (other than those held by NuScale) is less than 15% of the outstanding NuScale LLC Class A Units and NuScale LLC Class B Units or in the discretion of NuScale, with the consent of holders of at least 50% of the outstanding NuScale LLC Common Units.

Tax Receivable Agreement

NuScale LLC and each of its direct or indirect (through subsidiaries that are classified as partnerships or disregarded entities for United States federal income tax purposes) subsidiaries that are classified as a partnership for United States federal income tax purposes have made or will make an election under Section 754 of the Code for 2022, and such election will remain in effect for any future taxable year in which an exchange of NuScale LLC Common Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement occurs. Such elections are expected to result in increases to the tax basis of the assets of NuScale LLC at the time of any future exchange of NuScale LLC Common Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement. Such increases in the tax basis of the tangible and intangible assets of NuScale LLC, as well as other tax benefits, may reduce the amount of tax that NuScale would otherwise be required to pay in the future. Such increases in tax basis and other tax benefits may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax benefits, and associated increased deductions, and a court could sustain such a challenge.

In connection with the closing of the Transactions, NuScale entered into the Tax Receivable Agreement with NuScale LLC, each of the TRA Holders (as defined in the Tax Receivable Agreement) party thereto, and Fluor, in its capacity as TRA Representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, NuScale must pay 85% of the net tax savings from certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and other tax benefits resulting from any exchange by the TRA Holders of NuScale LLC Class B Units for shares of Class A Common Stock or cash in the future. NuScale’s obligations under the Tax Receivable Agreement accelerate upon a change in control and certain other termination events, as defined therein.

NuScale will benefit from the remaining 15% of tax savings, if any, that NuScale realizes as a result of such tax benefits. For purposes of the Tax Receivable Agreement, the cash tax savings will be computed by comparing NuScale’s actual income tax liability to the amount of such taxes that NuScale would have been required to pay had there been no increase to the tax basis of its assets as a result of the Transactions or the exchanges (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless NuScale exercises its right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below), or NuScale breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if NuScale had exercised its right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of NuScale LLC, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges of NuScale LLC Class B Units for shares of Class A Common Stock under the A&R NuScale LLC Agreement — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant NuScale LLC Class B Units at the time of each exchange;

•	the value of Class A Common Stock at the time of the exchange — the increase in any tax deductions, as well as the tax basis increase in other assets or other tax benefits, is proportional to the price of Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, an increase in the tax basis of the assets of NuScale LLC (and thus increased deductions) may not be available as a result of such exchange; and

•	the amount and timing of our income and the income of NuScale LLC — we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If NuScale does not have taxable income (determined without regard to the tax basis and other tax benefits that are subject to the Tax Receivable Agreement), NuScale generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of NuScale LLC Class B Units for shares of NuScale LLC Class A Common Stock under the A&R NuScale LLC Agreement may be substantial. It is possible that future transactions or events could increase or decrease the actual tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on NuScale’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to NuScale by NuScale LLC are not sufficient to permit NuScale to make payments under the Tax Receivable Agreement after NuScale has paid its income taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Holders’ continued ownership of NuScale or NuScale LLC.

In addition, the Tax Receivable Agreement provides that upon a change of control, NuScale’s obligations under the Tax Receivable Agreement will accelerate as if NuScale had exercised its early termination right based on certain assumptions (as described below), including that NuScale would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to the Tax Receivable Agreement.

Furthermore, NuScale may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including that (1) any NuScale LLC Class B Units that have not been exchanged are deemed exchanged for the market value of Class A Common Stock and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) NuScale will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 400 basis points.

As a result of either an early termination or a change of control, NuScale could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Finally, because NuScale is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of NuScale LLC to make distributions to it. To the extent that NuScale is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact NuScale’s results of operations and could also affect its liquidity in periods in which such payments are made.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers, some of whom are Selling Stockholders. The indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation (the “Charter”) includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of NuScale or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

Our bylaws (the “Bylaws”) also provide that we must indemnify and advance expenses to NuScale’s directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter, Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Cash and Equity Award to Dale Atkinson

Immediately after the Merger, NuScale LLC paid a cash bonus of $684,416 to Dale Atkinson, NuScale LLC’s Chief Operating Officer, and awarded 59,369 NuScale LLC Class B Units to Mr. Atkinson, subject to reduction by a number of NuScale LLC Class B having a value equal to the tax withholding amount otherwise attributable to the issuance of the units, which award vests on the earlier of (a) the one year anniversary of the issuance date, (b) the effective date of Mr. Atkinson’s retirement, so long as such date is on or after January 1, 2023, or (c) the date of Mr. Atkinson’s death. If Mr. Atkinson’s employment by the Company ceases (other than Mr. Atkinson’s death), with or without cause, before the vesting date, all of the NuScale LLC Class B Units will be forfeited.

PLAN OF DISTRIBUTION

The shares of Class A Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders. The shares of Class A Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the NYSE or any other stock exchange on which the Class A Common Stock may be listed at the time of sale, in the over-the-counter market, in privately negotiated transactions, by any other method permitted by applicable law or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. The Selling Stockholders may sell the Class A Common Stock through one or more agents, brokers-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the Class A Common Stock or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The amount of shares of Class A Common Stock to be offered or resold under the Reoffer Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling Class A Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

At the time a particular offering of the Class A Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Stockholders, the aggregate amount of the Class A Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers, or agents, (2) any discounts, commissions, and other terms constituting compensation from the Selling Stockholders, and (3) any discounts, commissions, or concessions allowed or reallowed to be paid to broker-dealers.

In connection with their sales, a Selling Stockholder and any participating broker-dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Class A Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the Class A Common Stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the Class A Common Stock will be borne by the Selling Stockholders or other party selling such shares of Class A Common Stock.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There is no assurance that the Selling Stockholders will sell all or a portion of the Class A Common Stock offered hereby under this Reoffer Prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise, or gift the Class A Common Stock by other means not described in this Reoffer Prospectus. In addition to any Class A Common Stock sold hereunder, Selling Stockholders may sell Class A Common Stock in compliance with Rule 144 when available. Sales of the Class A Common Stock must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. The Selling Stockholders may agree to indemnify any broker, dealer, or agent that participates in transactions involving sales of the Class A Common Stock against certain liabilities in connection with the offering of the Class A Common Stock arising under the Securities Act. We have notified the Selling Stockholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the Class A Common Stock.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to resales of shares of Class A Common Stock and activities of the Selling Stockholders, which may limit the timing of purchases and resales of any of the shares of Class A Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Common Stock to engage in passive market-making activities with respect to the Class A Common Stock. Passive market-making involves transactions in which a market maker acts as both our underwriter and as a purchaser of shares of Class A Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

Once sold under the registration statement on Form S-8, of which this Reoffer Prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

INFORMATION INCORPORATED BY REFERENCE

The Company hereby incorporates by reference in this Reoffer Prospectus the following:

(a)	the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 with the Commission on July 1, 2022;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on April 29, 2022;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2022; March 30, 2022; April 6, 2022; April 15, 2022; April 21, 2022; April 22, 2022; April 27, 2022; April 29, 2022; May 5, 2022; and May 16, 2022.

(d)	the description of the Company’s Class A Common Stock contained in the prospectus included in the Company’s registration statement on Form 8-A filed with the Commission on May 2, 2022, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement to which this Reoffer Prospectus relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Reoffer Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this Reoffer Prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Reoffer Prospectus.

LEGAL MATTERS

Stoel Rives LLP has issued an opinion regarding the legality of the shares of Class A Common Stock offered hereby.

EXPERTS

The financial statements of Spring Valley Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of NuScale Power, LLC as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in the prospectus filed pursuant to Rule 424(b)(3) on July 1, 2022 filed with the Securities and Exchange Commission and incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about NuScale Power, LLC's ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other documents. The SEC maintains an internet website that contains such reports, proxies and other information about issuers, including us, that file electronically with the SEC. The address of that website is www.sec.gov.

We may use our website as a distribution channel of material company information. Financial and other important information regarding our Company is routinely posted on and accessible through the Company’s website at www.nuscalepower.com. Accordingly, investors should monitor this channel, in addition to following NuScale’s press releases, SEC filings and public conference calls and webcasts.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by NuScale Power Corporation (the “Company”), pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 with the Commission on July 1, 2022;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on April 29, 2022;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2022; March 30, 2022; April 6, 2022; April 15, 2022; April 21, 2022; April 22, 2022; April 27, 2022; April 29, 2022; May 5, 2022; and May 16, 2022.

(d)	the description of the Company’s Class A Common Stock contained in the prospectus included in the Company’s registration statement on Form 8-A filed with the Commission on May 2, 2022, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the registrant’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) limit the liability of the registrant’s directors to the fullest extent permitted by the DGCL, and provide that the registrant will indemnify its directors to the fullest extent permitted by the DGCL.

The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the registrant’s director or officer or was serving at the registrant’s request in an official capacity for another entity. The registrant must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant. Any claims for indemnification by the registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.

The registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1*	Certificate of Incorporation of NuScale Power Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 5, 2022)

4.2*	Bylaws of NuScale Power Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on May 5, 2022)

4.3	2022 Long-Term Incentive Plan, as amended, and forms of Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement

4.4*	Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC; Form of Option Agreement (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on May 5, 2022)

4.5*	Restricted Unit and Bonus Award Agreement between NuScale Power, LLC and Dale Atkinson (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 filed on June 14, 2022)

5.1+	Opinion of Stoel Rives LLP.

23.1+	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Spring Valley

23.2+	Consent of Ernst & Young LLP independent registered accounting firm for NuScale LLC

23.3+	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

107+	Filing Fee Table.

+	Filed herewith.
*	Incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, Oregon on the 5th day of July, 2022.

NUSCALE POWER CORPORATION

By:	/s/ John L. Hopkins
Name:	John L. Hopkins
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John L. Hopkins, Chris Colbert and Robert Temple, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ John L. Hopkins	Chief Executive Officer, Director	July 5, 2022
John L. Hopkins	(Principal Executive Officer)

/s/ Chris Colbert	Chief Financial Officer	July 5, 2022
Chris Colbert	(Principal Financial and Accounting Officer)

/s/ Alan L. Boeckmann	Director	July 5, 2022
Alan L. Boeckmann

/s/ Alvin C. Collins, III	Director	July 5, 2022
Alvin C. Collins, III

/s/ James T. Hackett	Director (Chairman)	July 5, 2022
James T. Hackett

/s/ Kent Kresa	Director	July 5, 2022
Kent Kresa

/s/ Christopher J. Panichi	Director	July 5, 2022
Christopher J. Panichi

/s/ Christopher Sorrells	Director	July 5, 2022
Christopher Sorrells

/s/ Kimberly O. Warnica	Director	July 5, 2022
Kimberly O. Warnica